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                                                                   EXHIBIT 23.11

INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in the Pre-Effective Amendment No. 2 to Registration Statement No. 333-87481 on Form S-4 of California Community Bancshares, Inc. of our report dated February 23, 1999 on the consolidated balance sheet of Downey Bancorp and subsidiary as of November 25, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the period from January 1, 1998 to November 25, 1998, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


Los Angeles, California
December 2, 1999